EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Hologic, Inc.’s Second Amended and Restated 1999 Equity Incentive Plan, as well as, pertaining to the Cytyc Corporation 1995 Stock Plan, the Cytyc Corporation 1995 Non-Employee Director Stock Option Plan, the Cytyc Corporation 1998 Stock Plan, the Cytyc Corporation 2001 Non-Employee Director Stock Plan, and the Cytyc Corporation 2004 Omnibus Stock Plan that were assumed by Hologic, Inc., of our reports dated December 11, 2006, with respect to the consolidated financial statements of Hologic, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2006, Hologic, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, and the effectiveness of internal control over financial reporting of Hologic, Inc. as of September 30, 2006 filed with the Securities and Exchange Commission.

October 22, 2007
Boston, Massachusetts

/s/ ERNST & YOUNG LLP